UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): April 21, 2005

THE PANTRY, INC.

(Exact name of registrant as specified in its charter)

Commission File Number: 000-25813

Delaware	56-1574463
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1801 Douglas Drive

Sanford, North Carolina

27330-1410

(Address of principal executive offices)

Registrant’s telephone number, including area code: (919) 774-6700

N/A

(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On April 21, 2005, The Pantry, Inc. (the “Company”) entered into an amendment (the “Amendment”) to the Distribution Services Agreement dated October 10, 1999 by and between the Company, Lil’ Champ and McLane Company, Inc. (the “Agreement”). The Amendment extends the term of the Agreement until April 21, 2010. In addition, the Amendment requires McLane to pay the Company certain additional fees relating to the stores currently covered by the Agreement, as well as additional fees relating to stores being acquired by the Company in connection with the acquisition of D&D Oil Co., Inc. (“D&D”) (see Item 8.01 below), and modifies certain provisions of the Agreement relating to service charges and rebate amounts.

Item 8.01. Other Events.

On April 22, 2005, the Company announced the closing of its acquisition of D&D of Rome, Georgia. D&D operates 53 convenience stores under the Cowboys banner in Alabama (23), Georgia (29) and Mississippi (1), which generated approximately $320 million in revenue in 2004. The purchase price was funded from available cash and approximately $23.8 million in proceeds from the partial settlement of a forward equity sale agreement the Company executed in October, 2004. The Company will be leasing all of the stores under operating leases primarily from the seller.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

THE PANTRY, INC.

By:	/s/ Daniel J. Kelly
Daniel J. Kelly
Vice President, Chief Financial Officer and Secretary
(Authorized Officer and Principal Financial Officer)

Date: April 22, 2005

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